DISCOP

EVENTS AND INTELLIGENCE DEDICATED TO
NEW ENTERTAINMENT BUSINESS OPPORTUNITIES proposal

M. Mark RUTLEDGE
INTERNETSTUDIOS.com INC.
207 - 1040 Hamilton Street - Vancouver BC
V6V 2R9 Canada
VIA FAX: +1 604 632 1606

REF -	Marketing partnership between www.discop.com and OFTVS

Paris 11 March 2002

Dear Sir,

Following our correspondence and my meeting with Rob K. MacLean, I hereby confirm that we are ready to provide members of the DISCOP community with the possibility to access referenced discounted TV Program & Films via an online service available on www.discop.com.

We understand that we will together develop the most appropriate online solutions on the basis of your technical experience mixed with our own appreciation of our community's needs, buyers and sellers included.

The general idea remains to provide producers, distributors and buyers of television content with an online information and promotional tool that offers:

(1)	Products at a price below general market value
(2)	Products indexed by various categories and genres
(3)	Trailers downloading services
(4)	Contractual booking services
(5)	Payment systems
(6)	Physical and digital deliveries
(7)	Script translation services
(8)	Dubbing and subtitling services

As stated in the sales project memo presented to Robert on the 7th of March, our main concern is not to cannibalize our face-to-face industry business events by initially strictly promoting low-cost products for non-prime time programming periods.

Our general objective is to adapt the successful '99 CENTS STORES' marketing concept to the sale of programs and films whose licensing fees are extremely attractive, and set-up on www.discop.com a section providing listings of companies offering programs under $500 per hour with in some instances a video presentation of these programs.

This section (as described above) would also assist BUYERS and SELLERS wanting to do business online by providing online business and logistical support to facilitate the sale. In regards to our existing services, this would not jeopardize our position as a facilitator of face-to-face business as this new section would be perceived as an added value service in sync with our strategy to initiate and promote business opportunities for television processionals in emerging marketplaces.

market potential

Following the initial results of our on-going research there are about (200 TELEVISION OPERATORS) (excluding cable and satellite Pay TV services) active in the (41 COUNTRIES) that the DISCOP Organization covers and about (est. 350 QUALIFIED BUYERS) representing these television forces. The 41 countries are:

Latvia	Ukraine	Egypt
Afghanistan	Czech Republic	Belarus
Lithuania	Slovakia	Georgia
Estonia	Hungary	Azerbaijan
China	Romania	Armenia
Taiwan	Bulgaria	Kazakhstan
Cyprus	Albania	Cambodia
Greece	Moldova	Uzbekistan
Turkey	Macedonia	Tajikistan
Lebanon	Croatia	Kyrgistan
Israel	Slovenia	Turkmenistan
Mongolia	Bosnia Herzegovina	Laos
Vietnam	Yugoslavia	Jordan
Poland	Russia

On the basis of our understanding of the market and the fair assumptions which can be made, the needs for these operators for non-prime time programming could be evaluated as follows:

1.	Average of 12 hours of non-prime time programming - taking into consideration operators who broadcast less than 24 hours of programs per day.
2.	Total of 4380 hours per year on the basis of 365 days per year and per operator.
3.	Total of 876,000 hours of non-prime time programming broadcast per year for the +/- 200 operators targeted in these 41 countries.

The average licensing cost for non-prime time programming is about $350 per hour (low estimate) which comes out to a total market potential of over est. $500 million per year.

We see our plan develop in two distinct stages:

1.	First 1-year initial stage during which potential sellers and buyers are being 'educated' on the value of this online service as a platform dedicated to the sale of low-cost programming.

2.	Second 1-year stage during which potential sellers and buyers are being 'educated' on the value of applying new digital downloading technologies to the overall sale and marketing processes

Over the course of this 2-year plan, we are prepared to direct our own resources to the sales and marketing of this online service by providing the following support:

a.	Set-up of an apparent section on the home-page of www.discop.com visited monthly by +/- 5,000 television professionals involved in the 41 emerging television markets that we cover
b.	Co-advertising in all print campaigns promoting www.discop.com and other DISCOP services in offline and online trade publications
c.	Co-participation in all industry markets where DISCOP is represented (about 12 international, national and regional TV Programs & Film markets around the world)
d.	Production and design of a dedicated presentation and sales kit to be used by our network of sales agents across the 41 emerging television markets that we cover
e.	Multilingual localized telemarketing campaigns aimed at building traffic amongst potential BUYERS in the 41 emerging television markets that we cover
f.	On-site promotion of our joint online service during all DISCOP managed industry events (3 major events and several 1-day conferences across the 41 emerging television markets that we cover)
g.	Coordination of the telephone, faxing, emailing, and mailing campaigns aimed at potential SELLERS across the world
h.	Invoicing, administrative management and reporting of sales

We evaluate the DISCOP goodwill investment at about $60,000 over this 2-year period.

PRE-DISCOP Budapest 2002 PLANNING

Our objective is to set this online service up between MIPTV in mid April and DISCOP Budapest 2002 at the end of June. We would like to officially launch this service at the time of DISCOP Budapest 2002 and deploy at that time a marketing campaign aimed at presenting the online service to the +/- 750 television professionals attending the 3-day event in Budapest.

Initially, the most adequate set-up would be the following:

(1)	The services should be well defined, even the ones which may not be implemented by the time of DISCOP Budapest 2002
(2)	The indexing system should be implemented
(3)	The cost structure of the service should be clear for the SELLER
(4)	There should be +/- 100 programs and films available coming from app. 10 distributors offering 10 products or groups of products
(5)	There should be +/- 20 video trailers available coming from 2 distributors offering - on top of their other products - 10 programs or films via a 3 minute trailer

These initial targeted SELLERS will be companies with extensive libraries whose business with emerging television markets has become more important that ever considering the fact that most of them have to find ways to offset the business downturn in more developed markets.

These initial targeted 10 SELLERS will be offered a FREE license to place 10 products or groups of products and 20 x 30 min video trailers, for an initial period of 6 months. These initial targeted 10 SELLERS will be chosen on the basis of the following criteria:

1.	Access to massive libraries of programs
2.	Willing to license their products at a low costs
3.	Experience in emerging television marketplaces
4.	Existing relationship with The DISCOP Organization

We will select these SELLERS primarily from the United Kingdom, Germany, France, the United States, India, China, and we will also select national TV stations from Central & Eastern Europe, as these broadcasters have massive amounts of programs that they hardly sell.

cost structure for the seller

We believe that the following 2-stage cost structure would be the most appropriate:

During the first 1-year period:
1.

A yearly $1000 subscription fee to the online service of $1000 which would include the right to be indexed as a distributor ready to sell products under $500 per hour and the possibility to reference up to 10 various products or groups of products, with basic product information

2.	A fee of $2000 to present 10 x 3 minute digitized video trailers for a 1-year period

During the second 1-year period:
1.

A yearly $1000 subscription fee to the online service of $1000 which would include the right to be indexed as a distributor ready to sell products under $500 per hour and the possibility to reference up to 10 various products or groups of products, with basic product information

2.	A fee of $2000 to present 10 x 3 minute digitized video trailers for a 1-year period
3.	A commission of 10% on all sales generated via www.discop.com revenue sharing

On the basis of our various conversations, we agree on the fact that our combined goodwill amounts to $185,000 and we also agree on the fact that his investment should be 'reimbursed' to each party involved on the pro-rata of our respective goodwill i.e. $125,000 for OFTVS (67%) and $60,000 for the DISCOP Organization (33%).

We also assume that reimbursements should be made after the sales and technical costs of setting up each new subscriber have been paid for. Specifically:

1.	We assume that the technical costs to implement a new subscriber and its 10 products will be $200 for the data-entry processes, and $300 for the digitalization of the 10x 3 minute trailers
2.	We assume that the marketing costs associated to each new subscriber amounts to 10% of the overall sale
3.

On the basis of a subscriber the net revenues will be:

a. For the $1000 subscription - the net revenues will be $700 ($200 for data-entry and $100 for marketing costs)

b. For the $2000 additional video package - the net revenues will be $1500 ($300 for the digitalization process and $200 for the marketing costs

4.	Revenues for the $1000 and the $2000 subscriptions will be shared 67% / 33%
5.	Initial goodwill investment will then be reimbursed theoretically as follows: a. 115 subscriptions @ $10000 = $80,500 in net revenues b. 70 subscriptions @ $2000 = $105,000 in net revenues

Our objective is to recover the costs of our respective goodwill investments after the 1st year period, and from then on split the net revenues in half (50/50) assuming that all revenues derived from www.discop.com generated sales (after the 1st year period) will be considered as net revenues altogether with no other costs associated.

We understand that there is no cash investment involved or expected from either party to further develop the service other than the expenses associated to each party's efforts to successfully fulfill its obligations as described in this proposal.

We also understand that neither party will be authorized to provide a comparable online TV programs and Films sales service in one form or another without the prior consent of each party involved in this joint partnership.

Should you find this proposal suitable, I would welcome your soonest response so that we could begin the implementation of this new service.

Best regards,

/s/Patrick JUCAID
Patrick Jucaid
General Manager
The DISCOP Organization

Agreed to and accepted this 20th day of March, 2002

/s/Mark Rutledge
Mark Rutledge